EXHIBIT 10.21

VM5 VENTURES CONSULTING AGREEMENT
CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (this "Agreement") is dated effective as of the 26th day of December, 2011 by and between SUNOVIA ENERGY TECHNOLOGIES, INC., a Nevada corporation, on behalf of itself and its wholly-owned subsidiary, EVOLUCIA, INC. (the “Company”), having its principal address at 106 Cattlemen Road, Sarasota, Florida 34232 and VM5 Ventures, LLC, a Florida limited liability company and its principal Mel Interiano, ("Consultant") having its principal address at 19461 Playa Bonita Court, Fort Myers, FL 33967.

W I T N E S S E T H:

      WHEREAS, Consultant represents that he has extensive knowledge of the outdoor lighting business and industry and can assist the Company in effectively implementing marketing, sales, branding, supply chain, procurement, manufacturing, product design and growth strategies for the Company’s products and business lines in the United States and internationally; and

      WHEREAS, the Company desires to engage Consultant to provide services to the Company in accordance with the terms of this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements and obligations and covenants herein contained, the parties agree as follows:

1.	Consulting Services
a.
Scope of Services.  Throughout the term of this Agreement, Consultant shall devote such time and attention to providing to the Company and/or its subsidiaries the services set forth on Appendix A attached hereto and made a part hereof as are reasonably necessary in order to fulfill Consultant’s obligations hereunder, in particular developing the Company’s relationship with Osram-Sylvania and securing new sales for the Company.

b.
Independent Contractor. Consultant is and shall remain, an independent business contractor and nothing herein shall be deemed to imply or create a relationship of employee and employer. Consultant shall not represent that Consultant has the power or authority to enter into any agreements or contractual obligations on behalf of the Company unless the Company provides a separate letter of authorization authorizing Consultant to execute agreements on behalf of Company. The Consultant shall provide its services hereunder in a professional and ethical manner and shall comply at all times with applicable laws, rules and regulations. Consultant is solely responsible for all of its employees and agents and its labor costs, including all applicable Social Security taxes, employment taxes and other statutory withholdings, and expenses arising in connection therewith, and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Consultant's activities, or those of its employees or agents in the performance of this Agreement.  Consultant shall be and remain solely responsible for all costs of conducting Consultant's business, including but not limited to commissions or other compensation to employees or other agents/Consultants of Consultant.

c.
Reporting. Consultant will report directly to the Company CEO and will submit a monthly report on or before the 10th of each month setting forth the services provided and progress made in the preceding month. Consultant will promptly respond to Company Board members and Company Employees in pursuit of our common objectives. The Company may specify the form of the monthly support.

d.
Non-Disclosure and Confidentiality. On or prior to the date hereof, Consultant shall have executed a Non-Disclosure and Confidentiality Agreement in form and substance acceptable to the Company relating to maintaining the confidentiality of the Company’s proprietary technology and other confidential business and customer information, which agreement may include at the Company’s option provisions relating to non-solicitation of Company employees and customers and non-competition covenants.

e.
Intellectual Property. Consultant agrees that all new inventions, improvements or modifications, whether patentable or not, as may arise from or be conceived by Consultant in the performance of or pursuant to the consulting services provided by Consultant hereunder shall be the exclusive and sole property of Company.  Consultant further agrees that any and all patents, copyrights, trade secrets, and other proprietary information generated in whole or in part by Consultant pursuant to the consulting services provided by Consultant hereunder are and shall be deemed “work for hire” and shall be the exclusive and sole property of the Company.  (All such new inventions, improvements, and modifications, and patents, copyrights, trade secrets, and other proprietary information as referenced herein above shall be referred to herein below as "Intellectual Property.") Consultant shall, as soon as practicable after being generated, make full and prompt disclosure, in writing, to the Company’s Vice President of Engineering or to anyone else so designated for that purpose by the Company, of all Intellectual Property generated in whole or in part by Consultant pursuant to the consulting services provided by Consultant hereunder. At the Company’s request and expense, Consultant will take whatever steps, then indicated by the Company, as are necessary to perfect Company’s ownership in such Intellectual Property, including, but not limited to, assistance to the Company in obtaining United States and foreign patents and copyrights thereon.

f.
Indemnification. Consultant shall indemnify and hold Company and its officers, directors, advisors and affiliates from and against any and all damage, liability, cost and expense, including, but not limited to, reasonable attorneys' fees, resulting from or arising in connection with (i) any aspect of Consultant’s business that does not relate to distribution of the Products; (ii)  the use of any intellectual property otherwise in strict accordance with the terms hereof; (iii) the acts, errors, representations, misrepresentations, willful misconduct or negligence of Consultant, its subcontractors, employees, or agents; (iv) the negligence or willful misconduct of Consultant or any claim based upon a breach by Consultant of its representations, warranties or obligations set forth herein.  The provisions of this Section 2(b) shall survive with full force and effect after the termination or expiration of this Agreement.

g.
FCPA Compliance. Consultant and the Company acknowledge that Consultant’s services hereunder include international marketing and sale of the Company’s products. Consultant is aware of the Foreign Corrupt Practices Act (“FCPA”) and is familiar with its provisions and prohibitions. Consultant shall not make any payment of money, or anything of value, nor make any offer, promise or payment, directly or indirectly, to any foreign official, political party, party official, candidate for public or political party office, to influence the acts of such officials, political parties, party officials or candidates in their official capacity, to induce them to use their influence with a government to obtain or retain business or gain an improper advantage in connection with any business venture or contract in which the Company is a participant or relating to or involving the purchase or sale of any of the Company’s Products. Notwithstanding anything in this Agreement to the contrary, Consultant  shall indemnify and hold harmless the Company and its affiliates, officers, directors, employees and agents from and against any and all costs or expenses relating to any violation of this section, including but not limited to the costs of the Company’s investigation of the FCPA violation. Consultant shall fully cooperate with any investigation related to a possible FCPA investigation and shall provide the Company with complete and accurate information relating to all transactions and facts in question, including but not limited to prompt access to Consultant’s electronic data and e-mail correspondence and bank accounts. In the event any FCPA violation is determined by the Company to have occurred, and notwithstanding any provision of this Agreement to the contrary, the Company may immediately terminate this Agreement, without notice or opportunity to cure, and no further payments shall be made to Consultant hereunder. Consultant shall be required to certify compliance with FCPA on an annual basis during the term of this Agreement.

2.	Consultant Compensation.
a.
Cash Compensation. The Company shall pay cash compensation to Consultant in accordance with the schedule and terms set forth on the Cash Compensation Schedule attached hereto as Appendix B, made a part hereof and incorporated herein by reference.

b.	Equity Incentive. The Company shall grant to Consultant, upon approval by its board of directors, the performance-based equity incentive set forth on Appendix C attached hereto and made a part hereof.

3.	Term and Termination
a.
Term. Except as otherwise provided in this Section 5, the term of this Agreement shall be two (2) years from the date of this Agreement (the "Term"). The Term may be extended upon mutual agreement of the parties hereto, for up to a period of two (2) additional one-year terms upon mutual agreement of the parties to this Agreement.

b.
Termination by either party. This Agreement may be terminated by either party at least sixty (60) days before the date of expiration of this Agreement or any extension thereof of the terminating party's intention to terminate. In the event this Agreement is terminated by Consultant pursuant to this Section 3(b) at any time prior to January 1, 2013, then Consultant shall, on or prior to the date of termination, reimburse the Company for all cash compensation paid hereunder during the six months immediately preceding such termination.

c.
Termination by Company. Company may terminate this Agreement by upon ten (10) days written notice to Consultant if (i) Consultant   breaches or otherwise fails to  comply with  any material terms  of  this Agreement; or (ii) Consultant shall become insolvent, bankrupt or any proceeding by or against Consultant as a debtor is commenced or there is a substantial change in ownership or control of Consultant's business, whether voluntary or by operation of law. In addition, notwithstanding any portion of this Section 3 to the contrary, the Company may terminate this Agreement immediately in accordance with Section 1(f) hereof.

d.
Return of Materials on Termination. Upon termination of this Agreement, Consultant shall immediately return to Company all sales materials, product brochures and cut sheets, copies of all client lists, data sheets, samples, models, technical documents, drawings, blue prints, all materials and documents containing the Company’s name and/or logo and other written materials (the "Materials"), which Company provided to Consultant. In addition, if Consultant maintains a website on which it provides any Company information, logos or product information, all such information and images will be removed from Consultant’s website.

e.
Limitation on Liability. Upon termination of this Agreement for any reason, Company's sole liability to Consultant, whether by claim or right in court or otherwise, shall be to pay previously earned but unpaid compensation to Consultant. In no event shall Company be liable for consequential or punitive damages of any kind for (i) lost profits, real, anticipatory or otherwise; (ii) lost goodwill, creation of clients, damage to reputation; or (ii) advertising, sales or  employee's costs.

4.	Force Majeure

a.
Neither  party shall be  considered  in default or held   responsible  to  the  other  on  account  of  or  arising  out  of  the interruption of its performance under this Agreement by epidemics, fire, explosion, flood, unusually severe weather, or any other extraordinary natural disturbance, act of God, or of the public enemy, any civil commotion, riot, insurrection, terrorism, or hostilities, war (declared or otherwise) conditions that may adversely affect the safety of such party's personnel, restrictions due to quarantines, blockades, embargoes, unavailability of materials; unforeseen market shortages or any other cause beyond the reasonable control of such party that arise without the fault or negligence of such party, and that result in the delay of performance hereunder.

b.
Any delay resulting from the events above shall be deemed excusable. The party whose performance will be delayed by such events will use its best efforts to notify the other with five (5) days after the occurrence of such events and within five (5) days after the cessation thereof. The party whose performance is affected will diligently proceed to perform to the best of its ability upon the resolution of the "Force Majeure" event.

5.	Dispute Resolution
a.
Mandatory Pre-Suit Mediation. In the event a dispute or controversy arises between the Company and Consultant under this Agreement, the party seeking a remedy shall notify the other party in writing of the nature of the dispute or controversy, and the parties shall negotiate in good faith to attempt to resolve the dispute through direct negotiation between them. In the event the parties are unable to resolve the dispute through direct negotiation, the party seeking a remedy shall notify the other party in writing of its intention to pursue the claim and shall request mediation of the dispute before a mediator mutually acceptable to the parties, such mediation to occur within thirty (30) days after receipt of such notice. Each party will bear its own costs in the mediation and the parties shall contribute equally to the fees and expenses of the mediator. No party hereto may commence an action in a court of law unless mediation has been held and has been unsuccessful or ninety (90) days have passed from the date of the notice of intent to mediate without mediation having occurred.

b.
Venue. Any litigation arising under this Agreement shall be brought solely in the courts of Sarasota County in the State of Florida, which courts shall have exclusive jurisdiction over any claim arising hereunder. For all purposes of this Agreement, all parties hereby irrevocably consent to the jurisdiction of such court and waive any defense based on improper or inconvenient venue or lack of personal jurisdiction.

c.
Attorneys’ Fees. In the event a dispute arises hereunder that results in litigation in the courts of the State of Florida (or arbitration, if the parties agree to arbitration), the prevailing party in such litigation shall be entitled to receipt from the other party of its reasonable attorneys’ fees and costs.

6.	Miscellaneous.
a.
Governing Law. This Agreement shall governed by the laws of the State of Florida as an Agreement executed in and to be wholly performed in such State, without regard to any conflicts of laws principles.

b.
Entire Agreement; Amendment; Assignment. This Agreement including the exhibits, appendices and attachments hereto contained the entire agreement of the parties with regard to the subject matter hereof and supersedes and replaces all prior sales or representation agreements between Company and Consultant. This agreement shall not be amended, modified and/or altered without the express written consent of each party to this Agreement. This Agreement may not assigned or transferred by Consultant without the prior written consent of the Company, which consent may be withheld for any reason or for none.

c.
Indemnification. Consultant shall indemnify and hold harmless Company from any liability, loss, or damage whatsoever, for injuries (including death) to employees or principals of Consultant arising out of Consultant's performance of this Agreement or from any losses whatsoever arising out of Consultant's breach of this Agreement.

d.
Conduct. Consultant shall at all times conduct itself in accordance with the laws of the United States and any foreign country in which Consultant may perform services and shall insure that Consultant's actions do not violate any regulations to which Company is bound. Consultant agrees to provide to Company upon request a certification that Consultant has not violated the provisions of any such regulations.

e.	Notices. Any notices or order provided for in this Agreement shall be provided in writing to the other party at the address first set forth above.

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 IN WITNESS WHEREOF, the parties hereto have entered into this Agreement the day and the year first named above.

SUNOVIA ENERGY TECHNOLOGIES, INC., a Nevada corporation and its wholly-owned subsidiary, EVOLUCIA, INC

By:	/s/ Arthur Buckland
Arthur Buckland, Chief Executive Officer

CONSULTANT

VM5 VENTURES, A FLORIDA LIMITED LIABILITY COMPANY AND ITSPRINCIPAL, MEL INTERIANO

By:	/s/ Mel Interiano
MEL INTERIANO, Managing Member

APPENDIX A
SERVICES AND RESPONSIBILITIES OF CONSULTANT
EFFECTIVE AS OF DECEMBER 18, 2011

During the term of this Agreement, Consultant shall:

1.
Secure at least $10 million of sales from non-current Company business leads in on or before June 30, 2011, and then $10 million of new business for every six-month period of the contract ending thereafter;

2.	Assist the Company in securing orders for its products throughout its primary domestic market and secondarily its international markets, particularly throughout Latin America and Canada;
3.	Assist the Company in managing, improving and developing its partnership with Osram-Sylvania
4.	Assist the Company in marketing and branding its products in its domestic and international markets;
5.	Provide product design and development input;
6.	Assist the Company in identifying and correcting supply chain weaknesses;
7.	Assist the Company in identifying the technical needs and requirements of potential customers relating to the Company’s products;
8.	Obtain, Develop and maintain relationships with outdoor lighting specifiers and customers as well as suppliers of components and distributors and representatives of the Company’s products;
9.	Participate actively in relevant sales meetings and training sessions held by Company;
10.	Provide strategic input to the Company regarding sales, product line and product development, including relevant industry data;
11.	Comply in all material respects with the terms and conditions set forth in this Agreement, including the Exhibits and Appendices hereto; and
12.	Comply with all applicable laws, rules, and regulations relating to Consultant’s services under this Agreement.

APPENDIX B
CASH COMPENSATION OF CONSULTANT
EFFECTIVE AS OF DECEMBER 18, 2011

Cash Compensation:

$200,000 U.S. payable on or before January 3, 2011

$100,000 U.S. payable on or before June 30, 2012

$100,000 U.S. payable on or before December 31, 2012

$200,000 U.S. payable on or before January 31, 2013

$100,000 U.S. payable on or before June 30, 2013

$100,000 U.S. payable on or before December 31, 2013

APPENDIX C
EQUITY INCENTIVE OF CONSULTANT
EFFECTIVE AS OF DECEMBER 18, 2011

Stock Option to acquire 50,000,000 shares of common stock of Sunovia Energy Technologies, Inc. having the following terms:

1.	Exercise price: Market value on date of grant but in no event less than $.02.
2.	Term: 5 years
3.	Vesting: Company’s ordinary 4-year vesting schedule, with accelerated vesting upon a change of control